PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 11, 2003)         REGISTRATION NO. 333-37980




                        [MARKET 2000+ HOLDERS (SM) LOGO]




                        1,000,000,000 Depositary Receipts
                         Market 2000+ HOLDRS (SM) Trust

     This  prospectus  supplement  supplements   information  contained  in  the
prospectus dated July 11, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS (SM) Trust.

     The share amounts specified in the table on pages 9 and 10 of the base prospectus shall be replaced with the following:


                                                                            Share        Primary
             Name of Company(1)                              Ticker        Amounts    Trading Market
---------------------------------------------------         --------     ----------  ----------------

  Agere Systems Inc. Class A                                  AGRA        0.043117         NYSE
  Agere Systems Inc. Class B                                  AGRB        1.058252         NYSE
  American International Group, Inc.                          AIG             2            NYSE
  Astrazeneca p.l.c. *                                        AZN             4            NYSE
  AT&T Corp.                                                   T             1.2           NYSE
  AT&T Wireless Services, Inc.                                AWE          1.9308          NYSE
  AVAYA Inc.                                                   AV          0.3333          NYSE
  BellSouth Corporation                                       BLS             5            NYSE
  BP p.l.c. *                                                  BP             3            NYSE
  Bristol-Myers Squibb Company                                BMY             3            NYSE
  BT Group p.l.c.                                             BTY             2            NYSE
  Cisco Systems, Inc.                                         CSCO            3           NASDAQ
  Citigroup Inc.                                               C              3            NYSE
  Comcast Corporation                                        CMCSA          1.941         NASDAQ
  The Coca-Cola Company                                        KO             3            NYSE
  Dell Inc.                                                   DELL            5           NASDAQ
  Deutsche Telekom AG *                                        DT             5            NYSE
  Eli Lilly and Company                                       LLY             2            NYSE
  EMC Corporation                                             EMC             2            NYSE
  Exxon Mobil Corporation                                     XOM             4            NYSE
  France Telecom *                                            FTE             2            NYSE
  General Electric Company                                     GE             3            NYSE
  GlaxoSmithKline p.1.c.                                      GSK             3            NYSE
  Hewlett-Packard Company                                     HPQ             4            NYSE
  Home Depot, Inc.                                             HD             4            NYSE
  Intel Corporation                                           INTC            2           NASDAQ
  International Business Machines Corporation                 IBM             2            NYSE
  JDS Uniphase Corporation                                    JDSU            2           NASDAQ
  Johnson & Johnson                                           JNJ             4            NYSE
  LM Ericsson Telephone Company *                            ERICY           0.9          NASDAQ
  Lucent Technologies Inc.                                     LU             4            NYSE
  McDATA Corporation                                         MCDTA         0.07361        NASDAQ
  Medco Health Solutions                                      MHS          0.3618          NYSE
  Merck & Co., Inc.                                           MRK             3            NYSE
  Microsoft Corporation                                       MSFT            6           NASDAQ
  mmO2 p.l.c.                                                 OOM             2            NYSE
  Morgan Stanley Dean Witter & Co.                            MWD             2            NYSE

                                                   (continued on following page)



                                                                            Share        Primary
             Name of Company(1)                              Ticker        Amounts    Trading Market
---------------------------------------------------         --------     ----------  ----------------

  Nippon Telegraph and Telephone Corporation *                NTT             3            NYSE
  Nokia Corp. *                                               NOK             4            NYSE
  Nortel Networks Corporation                                  NT             2            NYSE
  Novartis AG *                                               NVS             5            NYSE
  Oracle Corporation                                          ORCL            4           NASDAQ
  Pfizer Inc.                                                 PFE             4            NYSE
  Qwest Communications International Inc.                      Q              4            NYSE
  Royal Dutch Petroleum Company  *                             RD             3            NYSE
  SBC Communications Inc.                                     SBC             4            NYSE
  Sony Corporation *                                          SNE             2            NYSE
  Sun Microsystems, Inc.                                      SUNW            4           NASDAQ
  Syngenta AG                                                 SYT          1.03860         NYSE
  Texas Instruments Incorporated                              TXN             3            NYSE
  Time Warner Inc.                                            TWX             6            NYSE
  Total Fina Elf S.A. *                                       TOT             2            NYSE
  Toyota Motor Corporation *                                   TM             2            NYSE
  Travelers Property Casualty Corp Class A (1)                TAPa        0.1296129        NYSE
  Travelers Property Casualty Corp Class B (1)                TAPb        0.2662968        NYSE
  Verizon Communications                                       VZ             4            NYSE
  Viacom Inc.-Ci B                                           VIA.B            3            NYSE
  Vodafone Airtouch p.l.c. *                                  VOD             5            NYSE
  Wal-Mart Stores Inc.                                        WMT             4            NYSE
  Zimmer Holdings, Inc.                                       ZMH            0.3           NYSE

------------------------------------------

(1) As a result of the merger of The St. Paul Companies, Inc. and Travelers Property Casualty Corp, the new merged company, St. Paul Travelers Companies, Inc., will replace Travelers Property Casualty Corp Class A and B Common Stock as an underlying constituent of Market 2000+ HOLDRS. For each share held of Travelers Property Casualty Corp. Class A and B Common Stock, shareholders will receive .4334 shares of St. Paul Travelers Companies. Effective April 1, 2004, the share amount of St. Paul Travelers Companies represented by a round-lot of 100 Market 2000+ HOLDRS will be .17158726.


* The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2004.



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